Exhibit 21

Subsidiaries

CASH Inc. a Delaware Corporation

American Standard Hemp Inc. a Delaware Corporation

DePetrillo Real Estate Holdings, LLC a Rhode Island Limited Liability Company

Real Brands Ventures Group, Inc. a Florida Corporation